Exhibit 10.2
GOODYEAR

MASTER SUBORDINATED DEPOSIT AGREEMENT

DATED 23 JULY 2008
between
EUROFACTOR
as Agent
CALYON
as Calculation Agent
ESTER FINANCE TITRISATION
as Purchaser
DUNLOP TYRES LIMITED
as Subordinated Depositor or Centralising Unit

LIST OF SCHEDULES

page
SCHEDULE 1 CALCULATION OF THE OVERCOLLATERALISATION RATE	18
SCHEDULE 2 CALCULATION OF THE SUBORDINATED DEPOSIT	22
SCHEDULE 3 CALCULATION OF THE SUBORDINATED DEPOSIT FEE	23

THIS MASTER SUBORDINATED DEPOSIT AGREEMENT IS ENTERED INTO BETWEEN
1.	EUROFACTOR a company incorporated under French law and authorised as a credit institution (établissement de crédit), having its registered office at 1-3 rue du Passeur de Boulogne Immeuble Bord de Seine, 92130 Issy Les Moulineaux, France, registered with the Trade and Companies Registry (Registre du Commerce et des Sociétés) of Nanterre under the number 333 871 259, whose representative is duly authorised for the purpose of this agreement (the “Agent”);

2.	CALYON, a company incorporated under French law and authorised as a credit institution (établissement de crédit), having its registered office at 9 quai du Président Paul Doumer, 92920 Paris La Défense Cedex, France, registered with the Trade and Companies Registry (Registre du Commerce et des Sociétés) of Nanterre under the number 304 187 701, whose representatives are duly authorised for the purpose of this agreement (the “Calculation Agent”);

3.	ESTER FINANCE TITRISATION, a company incorporated under French law and authorised as a credit institution (établissement de crédit), having its registered office at 9 quai du Président Paul Doumer, 92920 Paris La Défense Cedex, France, registered with the Trade and Companies Registry (Registre du Commerce et des Sociétés) of Nanterre under the number 414 886 226, whose representative is duly authorised for the purpose of this agreement (“ESTER FINANCE” or the “Purchaser”);

4.	DUNLOP TYRES LIMITED, a company incorporated under the laws of England and Wales with company number 1792065 whose registered office is situated at Tyrefort, 88-89 Wingfoot Way, Birmingham B24 9HY, whose representative is duly authorised for the purpose of this agreement (the “Centralising Unit” or the “Subordinated Depositor”).

WHEREAS
(A)	GOODYEAR DUNLOP TIRES France S.A., (the “French Seller”), FULDA REIFEN GmbH & Co. KG, M-PLUS MULTIMARKENMANAGEMENT GmbH & Co. KG, GOODYEAR GmbH & Co. KG, DUNLOP GmbH & Co. KG, GOODYEAR DUNLOP TIRES OE GmbH (the “German Sellers”), GOODYEAR DUNLOP TIRES Italia SPA (the “Italian Seller”), GOODYEAR DUNLOP TIRES España, S.A. (the “Spanish Seller”) and GOODYEAR DUNLOP TYRES UK Ltd (the “UK Seller”) are in the business of manufacturing and/or supplying tyres and activities relating thereto, and hold receivables over certain customers.

(B)	In order to provide financing to certain European subsidiaries of GOODYEAR, CALYON and NATIXIS have proposed to set up a securitisation transaction by way of the sale, on an ongoing basis, of existing and future trade receivables resulting from the ordinary business of the Sellers in Belgium, the United Kingdom, France, Germany, Italy and Spain (the “Securitisation Transaction”).

(C)	Pursuant to the Securitisation Transaction and with respect to the French Seller, the German Sellers (except GOODYEAR DUNLOP TIRES OE GmbH), the Spanish Seller and the UK Seller, existing and future trade receivables will be purchased by the Purchaser from those Sellers on an ongoing basis and in accordance with the receivables purchase agreements governed by French law, German law and/or English law (the “Receivables Purchase Agreements”). Notwithstanding the foregoing, GOODYEAR DUNLOP TIRES OE GmbH will assign domestic receivables governed by German law and cross border receivables governed by French law, English law, Belgian law, German law, Italian law or Spanish law under the Receivables Purchase Agreement to which it is a party, in each case in accordance with the provisions of the law applicable to such receivable (and, as regards the receivables sold by the Spanish Seller, under French law).

(D)	The Purchaser shall fund the acquisition of Ongoing Purchasable Receivables, Remaining Purchasable Receivables, Refinanced Ongoing Purchasable Receivables and Refinanced Remaining Purchasable Receivables:
(i)	partly out of a senior deposit (the “Senior Deposit”) effected by the Depositor with the Purchaser in accordance with a master senior deposit agreement (the “Master Senior Deposit Agreement”); and

(ii)	partly by way of set-off against any amount due and payable by the Centralising Unit to the Purchaser in connection with (a) a subordinated deposit (the “Subordinated Deposit”) to be effected by the Centralising Unit with the Purchaser in accordance with the terms and conditions of the present master subordinated deposit agreement (the “Master Subordinated Deposit Agreement”) and (b) a complementary deposit (the “Complementary Deposit”) to be effected by the Centralising Unit with the Purchaser in accordance with the terms and conditions of a master complementary deposit agreement (the “Master Complementary Deposit Agreement”).
(E)	The Purchaser and the Subordinated Depositor are willing to define the terms and conditions according to which the Subordinated Deposit shall be made by the Subordinated Depositor with the Purchaser and shall be pledged as cash collateral (affecté à titre de gage-espèces) in favour of the Purchaser and have agreed to enter into this agreement under the terms and subject to the conditions set forth hereunder.

IT IS HEREBY AGREED AS FOLLOWS:
CHAPTER I
INTERPRETATION
1.	DEFINITIONS
Capitalised terms and expressions used in this Master Subordinated Deposit Agreement shall have the same meaning as ascribed to such terms and expressions in the glossary set out in schedule 1 to the general master purchase agreement in relation to the securitization of trade receivables of certain subsidiaries of the Goodyear group dated 10 December 2004 as amended and restated on 23 May 2005, on 26 August 2005 and on or about the date hereof between, inter alia, Ester Finance Titrisation, Eurofactor, Calyon, Natixis, Dunlop Tyres Limited and the sellers listed therein (the “General Master Purchase Agreement”).
2.	INTERPRETATION

(i)	The titles of the Chapters, the Schedules and the Articles (including their paragraphs) used herein and the table of contents are for convenience of reference only, and shall not be used to interpret this Master Subordinated Deposit Agreement.

(ii)	In this Master Subordinated Deposit Agreement, except if the context calls for another interpretation:
(a)	references to “Chapters”, “Articles” and “Schedules” shall be construed as references to the chapters, articles and schedules of this Master Subordinated Deposit Agreement and references to this Master Subordinated Deposit Agreement include its recitals and Schedules;

(b)	headings are for convenience only and shall not affect the interpretation of the this Master Subordinated Deposit Agreement;

(c)	words in the plural shall cover the singular and vice versa;

(d)	references to the time of the day shall refer to Paris time, unless otherwise stipulated;

(e)	reference to any person shall include its permitted assignee, transferee, successors or any person deriving title under or through it;

(f)	references to a document shall mean this document, as amended, replaced by novation or varied from time to time;

(g)	words appearing in this Master Subordinated Deposit Agreement in a language other than English shall have the meaning ascribed to them under the law of the corresponding jurisdiction and such meaning shall prevail over their translation into English, if any;

(h)	references to “Parties” must be interpreted as references to the parties to the present agreement, and to a “Party” shall refer to any of the Parties; and

(i)	references to any Securitisation Document shall be construed to mean such securitisation document, as amended and restated on the date hereof and as may be amended and supplemented from time to time thereafter.

CHAPTER II
PURPOSE — DURATION
3.	PURPOSE OF THIS AGREEMENT

3.1	The Subordinated Depositor shall make a Subordinated Deposit with the Purchaser in accordance with the terms of this Master Subordinated Deposit Agreement.

3.2	The Subordinated Deposit made by the Subordinated Depositor under this Master Subordinated Deposit Agreement shall be applied and pledged as cash collateral (affecté à titre de gage-espèces) in favour of the Purchaser in accordance with and subject to the provisions of Article 10.
All repayments of principal to be made by the Purchaser to the Subordinated Depositor in respect of the Subordinated Deposit shall be made up to the amount and to the extent of the sums received by the Purchaser in respect of the Sold Receivables and the Refinanced Sold Receivables in the manner described under Article 7 below. During the Amortisation Period, such repayments under the Subordinated Deposit shall be subject to the order of priority of payments provided for under article 16 of the General Master Purchase Agreement and shall, in particular, occur after the full and definitive repayment of any sum due under the Senior Deposit.
The Subordinated Depositor agrees that, for the purposes of the repayment of the Subordinated Deposit or payment of any sums otherwise due under this Master Subordinated Deposit Agreement, it will look solely to the amount of the sums received by the Purchaser under the General Master Purchase Agreement and under the Refinanced Receivables Purchase Agreement until the Program Expiry Date and that the Subordinated Depositor shall not, in such capacity, take or pursue any judicial or other proceedings, or exercise any right or remedy that it might otherwise have against the Purchaser or the Purchaser’s assets save to the extent required for the recovery of such sums.
4.	DURATION OF THE AGREEMENT

4.1	This Master Subordinated Deposit Agreement shall enter into force on the Amendment Date and shall terminate on the Program Expiry Date.

4.2	The Subordinated Deposit shall be repaid in the manner described in Article 7 below.

CHAPTER III
AMOUNT OF THE SUBORDINATED DEPOSIT
5.	AMOUNT OF THE SUBORDINATED DEPOSIT

5.1	Amount of the Subordinated Deposit
On each Calculation Date preceding a Settlement Date during the Replenishment Period, the amount of the Subordinated Deposit shall be calculated in accordance with the provisions of SCHEDULE 1 and SCHEDULE 2.
On each Calculation Date, during the Replenishment Period, the Agent shall calculate the difference between (i) the amount of the Subordinated Deposit on the following Settlement Date, and (ii) the amount of the Subordinated Deposit on the preceding Settlement Date.
During the Amortisation Period until the Program Expiry Date, the amount of the Subordinated Deposit shall be equal to the amount of the Subordinated Deposit as at the last Settlement Date, and shall be repaid, after full repayment of the Senior Deposit, in accordance with the provisions of Article 7.
5.2	Calculation and setting up of the Subordinated Deposit

5.2.1	Calculation
(i)	At the latest on the Calculation Date preceding the Settlement Date of 30 July 2008, the Agent shall calculate, in accordance with the provisions of SCHEDULE 1 and SCHEDULE 2, and notify forthwith to the Purchaser and the Subordinated Depositor the amount of the Subordinated Deposit to be made on the Settlement Date of 30 July 2008, together with the details of such calculation.

(ii)	On any subsequent Calculation Date during the Replenishment Period, the Agent shall calculate, in accordance with the provisions of SCHEDULE 1 and SCHEDULE 2, and notify forthwith to the Purchaser and the Subordinated Depositor of the difference between (i) the amount of the Subordinated Deposit on the Settlement Date following such Calculation Date, and (ii) the amount of the Subordinated Deposit on the preceding Settlement Date, together with the details of such calculation.
If the amount of the Subordinated Deposit on the Settlement Date following such Calculation Date is higher than the amount of the Subordinated Deposit on the Settlement Date preceding such Calculation Date, the Subordinated Deposit shall be increased by the Euro amount of the difference (the “Increase in the Subordinated Deposit”).
If the amount of the Subordinated Deposit on the Settlement Date following such Calculation Date is lower than the amount of the Subordinated Deposit on the Settlement Date preceding such Calculation Date, the Subordinated Deposit shall be reduced by the Euro amount of the difference (the “Reduction of the Subordinated Deposit”).
For the avoidance of doubt, any reference to the Subordinated Deposit in the Transaction Documents shall be to the Subordinated Deposit as it may be increased or reduced in accordance with this Article 5.2.1.

5.2.2	Setting up of the Subordinated Deposit
(i)	On the Settlement Date of 30 July 2008, before 9.00 a.m. (Paris time), the Subordinated Deposit shall be made by the Subordinated Depositor in Euro with the Purchaser, for the amount calculated in accordance with Article 5.2.1 (i) and the terms and conditions of the third amendment to the General Master Purchase Agreement entered into on the Amendment Date.

(ii)	On each Settlement Date following the Settlement Date of 30 July 2008, during the Replenishment Period, before 9.00 a.m. (Paris time):
(a)	the Subordinated Depositor shall make a deposit in respect of the Subordinated Deposit in Euro with the Purchaser, for an amount corresponding to any Increase in the Subordinated Deposit, as calculated in accordance with Article 5.2.1(ii) above; or

(b)	the Purchaser shall repay a portion of the Subordinated Deposit to the Subordinated Depositor, for an amount corresponding to any Reduction of the Subordinated Deposit, as calculated in accordance with Article 5.2.1(ii) above, subject to the provisions of Article 7.
The payments to be made pursuant to (i) and (ii) above shall be effected in accordance with and subject to the provisions of article 6.4 of the General Master Purchase Agreement.
6.	SUBORDINATED DEPOSIT FEE — NO INTEREST

6.1	During the Replenishment Period only, the Purchaser shall pay a Subordinated Deposit Fee to the Subordinated Depositor on a monthly basis, as remuneration for its undertaking to make the Subordinated Deposit pursuant to the terms and conditions of this Master Subordinated Deposit Agreement. The amount of the Subordinated Deposit Fee shall be calculated in accordance with SCHEDULE 3. The Subordinated Deposit Fee shall be paid in arrears on each Funded Settlement Date (as from 30 July 2008).
The payment of each Subordinated Deposit Fee shall be effected in accordance with and subject to the provisions of article 6.4 of the General Master Purchase Agreement.
6.2	The Purchaser and the Subordinated Depositor hereby expressly agree that the Subordinated Deposit shall not bear interest.
The Subordinated Depositor acknowledges that it has entered into intercompany arrangements with the Sellers inter alia (the “Intercompany Arrangements”) pursuant to which the Subordinated Depositor will receive from each Seller any necessary consideration for the making of the Subordinated Deposit and will be indemnified in an appropriate manner by each Seller in accordance with its corporate interest and in respect of the losses incurred by the Subordinated Depositor as a result of the Subordinated Deposit made under this Master Subordinated Deposit Agreement.

CHAPTER IV
REPAYMENT — PAYMENTS
7.	REPAYMENT

7.1	Principle

The repayment of the Subordinated Deposit, which shall be carried out until the Program Expiry Date, shall always be subject to (i) the provisions of Article 3.2 above and (ii) the order of priority of payments set forth Article 7.2.

7.2	Repayment of the Subordinated Deposit

7.2.1	On each Settlement Date during the Replenishment Period, the Purchaser shall repay, if applicable, the Subordinated Deposit to the Subordinated Depositor, for an amount equal to any Reduction of the Subordinated Deposit as calculated under Article 5.2.1.

7.2.2	On each Settlement Date during the Amortisation Period, and until the Program Expiry Date, the Purchaser shall repay to the Subordinated Depositor the Subordinated Deposit, for an amount resulting from the allocations set out in article 16 of the General Master Purchase Agreement.
The Parties agree that, for the avoidance of doubt, and in accordance with the order of priority set forth under article 16 of the General Master Purchase Agreement which the Centralising Unit expressly acknowledges and accepts, the Subordinated Deposit shall not be repaid during the Amortisation Period, inter alia, until full repayment of the Senior Deposit.
Such repayment shall be effected by means of the Distributed Amounts received by the Purchaser under the Sold Receivables and the Refinanced Sold Receivables until the Program Expiry Date and in accordance with the order of priority of payments as described in article 16 of the General Master Purchase Agreement.
7.2.3	In the event that, on the Program Expiry Date, the Distributed Amounts do not permit the repayment in full of any outstanding amount remaining unpaid under the Subordinated Deposit, then, the Purchaser shall be irrevocably released from any repayment obligations hereunder.

7.3	In the event that during the Amortisation Period, the Centralising Unit, acting in the name and on behalf of the Sellers, repurchases all outstanding Sold Receivables from the Purchaser in accordance with article 4.3 of the General Master Purchase Agreement, the purchase price of such Sold Receivables shall be applied by the Purchaser to the repayment of the Subordinated Deposit in the order specified in article 16 of the General Master Purchase Agreement.

8.	PAYMENTS

8.1	All payments to be made in accordance with this Master Subordinated Deposit Agreement shall be made in Euro.

8.2	All repayments of principal and all payments falling due on a day which is not a Business Day shall instead fall due on the following Business Day.

8.3	At any time, until the Program Expiry Date, subject to article 6 of the General Master Purchase Agreement, the Purchaser shall be entitled to set-off (i) any amount due and payable by the Purchaser to the Subordinated Depositor in respect of the Subordinated Deposit and (ii) any amount due and payable by the Subordinated Depositor to the Purchaser under this Agreement or any of the Transaction Documents.
CHAPTER V
GENERAL PROVISIONS
9.	REPRESENTATIONS AND WARRANTIES
The Subordinated Depositor hereby represents and warrants to the Purchaser, as follows:
(i)	it is a limited liability company duly incorporated and validly existing under the laws of England and Wales and has the capacity (a) to carry on its business, as currently conducted, and to own all of the assets appearing on its balance sheet, except where not having such capacity would not be reasonably likely to result in a Material Adverse Effect, and (b) to enter into and perform its obligations under this Master Subordinated Deposit Agreement;

(ii)	the execution of this Master Subordinated Deposit Agreement does not require any authorisation with respect to the Subordinated Depositor that has not already been obtained and communicated to the Purchaser, unless, in the case of any Governmental Authorisation, the failure to obtain such authorisation would not be reasonably likely to result in a Material Adverse Effect;

(iii)	the execution of this Master Subordinated Deposit Agreement and the performance of the obligations under this Master Subordinated Deposit Agreement do not contravene any of the provisions of the Subordinated Depositor’s articles and memorandum of association, agreements or undertakings to which it is a party or by which it is bound, and do not in any manner contravene the statutes and regulations applicable to it, except, in each case, to the extent that no Material Adverse Effect would result from such breach;

(iv)	the obligations arising out of this Master Subordinated Deposit Agreement are binding on the Subordinated Depositor and enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium and other laws affecting creditors’ rights generally;

(v)	in the event that, in accordance with the provisions of this Master Subordinated Deposit Agreement and the General Master Purchase Agreement, the Subordinated Depositor is not repaid in full on the Program Expiry Date, the Subordinated Depositor shall incur any losses out of its own business, and the Purchaser shall not be liable, in any manner whatsoever, in this respect (except, as the case may be, as provided in article 4.2 (b) of the General Master Purchase Agreement); and

(vi)	the constitution of the Subordinated Deposit as cash collateral (affectation à titre de gage-espèces) in favour of the Purchaser, as set forth in Article 10 below, complies with the Subordinated Depositor’s corporate interest and does not exceed its financial capabilities; the Subordinated Depositor has entered into Intercompany Arrangements with the Sellers and GOODYEAR DUNLOP TIRES EUROPE B.V., pursuant to which the Subordinated Depositor shall receive from each Seller any necessary consideration for making the Subordinated Deposit and shall be indemnified as is appropriate by each Seller and GOODYEAR DUNLOP TIRES EUROPE B.V. in respect of the losses incurred by the Subordinated Depositor as a result of the Subordinated Deposit made under this Master Subordinated Deposit Agreement.
CHAPTER VI
CASH COLLATERAL
10.	APPLICATION OF THE SUBORDINATED DEPOSIT AS CASH COLLATERAL FOR THE BENEFIT OF THE PURCHASER

10.1	The Subordinated Depositor hereby irrevocably agrees that the Subordinated Deposit made under this Master Subordinated Deposit Agreement shall, by virtue of this Article, be pledged and consequently applied as cash collateral (affecté à titre de gage-espèces) by the Subordinated Depositor in favour of the Purchaser until the Program Expiry Date, to secure the payment of (i) any sum due by the Debtors to the Purchaser in respect of the Sold Receivables and Refinanced Sold Receivables and (ii) any sum due to the Purchaser by any Seller, the Refinanced Seller or the Centralising Unit pursuant to the Transaction Documents.
The Subordinated Depositor expressly exempts the Purchaser from the obligation to keep the Subordinated Deposit granted as cash collateral segregated from any other sums or any cash which belong(s) to the Purchaser.
The Subordinated Depositor hereby irrevocably agrees that the pledge and application of the Subordinated Deposit as cash collateral (affectation du dépôt subordonné à titre de gage-espèces) in favour of the Purchaser shall transfer to the Purchaser the ownership of those sums received under the Subordinated Deposit.
10.2	The cash collateral (gage-espèces) shall be deemed created and effective as of the date on which the Subordinated Deposit is made with the Purchaser.

10.3	The obligation of the Purchaser to transfer back to the Subordinated Depositor the Subordinated Deposit (créance en restitution) shall automatically be reduced by any principal amount paid by the Purchaser to the Subordinated Depositor on account of the Subordinated Deposit in accordance with Article 7 above.

10.4	The outstanding amount of the Subordinated Deposit, as of the Program Expiry Date shall be applied by the Purchaser against the aggregate of (a) any remaining sums due to the Purchaser in respect of the Sold Receivables and Refinanced Sold Receivables, and (b) any remaining sums due to the Purchaser by the Sellers, the Refinanced Seller or the Centralising Unit pursuant to the Transaction Documents, remaining due as of the Program Expiry Date.

The amount so applied shall automatically reduce the obligation of the Purchaser, to transfer back the outstanding amount of the Subordinated Deposit to the Subordinated Depositor (créance en restitution).
CHAPTER VII
MISCELLANEOUS
11.	FEES AND EXPENSES
The Subordinated Depositor, in the name and on behalf of the Sellers, shall bear, in particular, any costs and expenses incurred by ESTER FINANCE, in accordance with article 29 of the General Master Purchase Agreement.
12.	SUBSTITUTION AND AGENCY
Each Party shall have the right to be assisted by, to appoint or to substitute for itself one or more third parties in the performance of certain tasks provided that:
(i)	such Party has given prior written notice of the exercise of that right to the other Parties;

(ii)	such Party remains liable to the other Parties for the proper performance of those tasks and the relevant third party/parties has or have expressly renounced any right to any contractual claim against the other Parties;

(iii)	the relevant third party/parties undertake(s) to comply with all obligations binding upon such Party under this Master Subordinated Deposit Agreement; and

(iv)	the substitution, assistance or agency shall not entail an increase in the costs incurred by the other Parties.
The Parties acknowledge however that, in order to avoid doubt, this Article shall not apply to the Subordinated Depositor in respect of the making of the Subordinated Deposit.
13.	CONFIDENTIALITY
For the purposes to this Master Subordinated Deposit Agreement, the Parties agree to be bound by the provisions relating to confidentiality as provided for by article 31 (Confidentiality) of the General Master Purchase Agreement.
14.	TRANSFERABILITY OF THIS AGREEMENT
Except to the extent authorised in Article 12, this Master Subordinated Deposit Agreement is concluded on the intuitu personae of the Parties to this Master Subordinated Deposit Agreement. Therefore, none of the Parties may transfer this Master Subordinated Deposit Agreement, or its rights and/or obligations hereunder, to any third party whatsoever, without the prior written consent of the other Parties.
15.	NOTICES

15.1	Except as otherwise set forth in the Transaction Documents, all notices, requests or communications which must or may be made pursuant to this Master Subordinated Deposit Agreement shall be by way of writing, mail or fax.

15.2	All notices, requests or communications to be made and all documents to be delivered from one Party to the other Party under the Master Subordinated Deposit Agreement shall be made and delivered to the addressees referred to in schedule 7 to the General Master Purchase Agreement.

15.3	All notices, requests or communications made and all documents delivered under the Master Subordinated Deposit Agreement shall only take effect upon the date of their receipt by its addressee.

15.4	Each of the Parties may at any time modify the addressee of the notices, requests or communications to be made and the documents to be delivered to it under the Master Subordinated Deposit Agreement by sending to that effect a letter or fax to the other Party indicating the name of the new addressee.

15.5	The Parties agree that the Centralising Unit shall be responsible for receiving written notice on behalf of the Sellers, and that any notice given by the Purchaser to the Sellers and delivered to the Centralising Unit shall be deemed validly received by all of the Sellers upon receipt by the Centralising Unit.

16.	EXERCISE OF RIGHTS

16.1	All rights conferred on the Purchaser or the Subordinated Depositor under this Master Subordinated Deposit Agreement or by any other document delivered pursuant to or incidental to this Master Subordinated Deposit Agreement or any Transaction Document, including rights conferred by law, shall be cumulative and may be exercised at any time.

16.2	The fact that the Purchaser or the Subordinated Depositor does not exercise a right or delays in doing so shall in no way be construed as a waiver of that right. The exercise of any right or a partial exercise of such right shall not prevent the Purchaser or the Subordinated Depositor from exercising such a right again in the future, or from exercising any other right.

17.	INDIVISIBILITY

Each Party acknowledges that the General Master Purchase Agreement, the Master Subordinated Deposit Agreement and the Master Complementary Deposit Agreement shall form a single set of contractual rights and obligations and that, if the General Master Purchase Agreement, or the Master Complementary Deposit Agreement becomes void or ceases to be effective and enforceable for any reason whatsoever, this Master Subordinated Deposit Agreement shall also become void or cease to be effective and enforceable accordingly. Any payment already made by the Centralising Unit acting in the name and on behalf of the Sellers or on its own behalf to the Purchaser under this Master Subordinated Deposit Agreement, the General Master Purchase Agreement, the Receivables Purchase Agreements and the Master Complementary Deposit Agreement shall not be affected by such a nullity, ineffectiveness or unenforceability.

18.	PARTIAL INVALIDITY

If one or more provisions of this Master Subordinated Deposit Agreement is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any Party, such invalidity, illegality or unenforceability in such jurisdiction or with respect to such Party or Parties shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other Party or Parties hereto.

Such invalid, illegal or unenforceable provision shall be replaced by the Parties to such contract with a provision which reflects in so far as is reasonably possible the intentions of the invalid, illegal or unenforceable provision. Any fees, costs and expenses incurred by the Parties in connection with any amendment necessary or advisable pursuant to this Article shall be borne exclusively by the Subordinated Depositor.

19.	AMENDMENTS

19.1	No amendment to this Master Subordinated Deposit Agreement (other than contemplated in Article 19.2) may be made without the written consent of each other Party thereto and (a) unless the Rating Agencies (i) have been informed and provided by the Arranger with all necessary details they may require in respect of such contemplated amendment and (ii) have confirmed that the contemplated amendment will not entail a downgrading or withdrawal of the current ratings of any Notes issued by the Issuers, or that the contemplated amendment will reduce a downgrading or withdrawal which would otherwise occur, but for such amendment being made, and (b) each Issuer and each Liquidity Bank has given its prior written consent to such amendment (such consent not being unreasonably withheld or delayed).

19.2	In contemplation of the Joint Lead Arrangers obtaining a shadow rating from Moody’s or any other Rating Agency within a reasonable time limit of the date of the Amendment Date, and in case the Parties agree with the Overcollateralisation Rate as calculated by such Rating Agency, the Parties agree that this Master Subordinated Deposit Agreement and the attached Schedules will be amended as soon as practicable at that time in order to reflect the changes in the calculation reflected in such Schedules. It is understood that the Joint Lead Arrangers will use all reasonable efforts to obtain such shadow rating.

20.	LIMITED RECOURSE — NON PETITION

20.1	Limited recourse

Each of the Agent, the Centralising Unit, the Subordinated Depositor and the Calculation Agent agrees to limit its claims and recourse against ESTER FINANCE (including in the event of a breach by ESTER FINANCE of any of its representations and warranties, or any of its obligations hereunder) to the amount of the Available Funds on the relevant date.

20.2	Non Petition

Each of the Agent, the Centralising Unit, the Subordinated Depositor and the Calculation Agent irrevocably and unconditionally undertakes and agrees:
(i)	not to exercise any rights of contractual or other recourse which it may have against ESTER FINANCE in the event of a breach by ESTER FINANCE of any of its representations and warranties, or any of its obligations under this Master Subordinated Deposit Agreement, except in the event of the gross negligence (faute lourde) or wilful misconduct (dol) on the part of ESTER FINANCE; and

(ii)	not to institute any legal proceedings, take other steps or institute other proceedings against ESTER FINANCE, the purpose or effect of which is the appointment of a conciliator or an ad hoc agent, or the opening of receivership proceedings or insolvency proceedings (redressement judiciaire or liquidation judiciaire) or any other similar proceedings.

21.	GOVERNING LAW — JURISDICTION

21.1	This Master Subordinated Deposit Agreement shall be governed by French law.

21.2	Any dispute as to the validity, interpretation, performance or any other matter arising out of this Master Subordinated Deposit Agreement shall be subject to the jurisdiction of the competent courts of Paris (Cour d’appel de Paris). The choice of this jurisdiction is entirely for the benefit of the Purchaser which shall retain the right to bring proceedings in any other competent court.

Executed in Paris on 23 July 2008 in four (4) originals by:

ESTER FINANCE TITRISATION	DUNLOP TYRES LIMITED Subordinated Depositor and Centralising Unit

By:	By:

EUROFACTOR Agent

By:

CALYON Calculation Agent

By:	By:

SCHEDULE 1 CALCULATION OF THE OVERCOLLATERALISATION RATE
EUROFACTOR calculates the Overcollateralisation Rate for each Funded Settlement Date applied for such Funded Settlement Date and the next Intermediary Settlement Date during the Replenishment Period as follows:

Criteria such as theoretical DSO, loss horizon and dilution horizon could be updated during the life time of the program, according to any change in the collecting and management procedures of the Sellers as noticed during the follow-up audits.
Overcollateralisation Rate (m) (*) = Maximum [30% — Discount Reserve Rate; Loss Reserve Rate (m)+ Dilution Reserve (m) + YER Reserve (m) + Customer/Supplier Reserve (m)] + Exchange Rate Reserve

(*)	As used herein, “m” means, with respect to any Funded Settlement Date, as the case may be, the Assessment Date related to the such Funded Settlement Date or the calendar month ending on such Assessment Date and “m-X” means the Xth calendar month preceding such calendar month.
The Loss Reserve means the Loss Reserve Rate multiplied by the sum of (i) the Outstanding Amount of the Eligible Receivables and (ii) the Outstanding Amount of the Refinanced Eligible Receivables.
1.	Loss Reserve Rate

- Theoretical days of sales outstanding(DSO):	81 days (**)

- Defaulted Receivables period:	beyond 90 days past due

- Stress factor:	2,25

- Loss horizon:	5 months and 26 days (***) X months and Y days

Loss Reserve Rate (m) =	Maximum (Stress factor * Loss horizon ratio (m) * maximum within the last 12 months of the Loss ratio (m) + Default Volatility Factor; Floor Reserve Rate)

Loss horizon ratio (m) =	[Y/30 * Turnover (m-X) + Turnover (m-[X-1]) + Turnover (m-[X-2]) + ... + Turnover (m)] / [Outstanding Amount of Sold Receivables as of the end of month m + Outstanding Amount of Refinanced Sold Receivables as of the end of month m — Outstanding Amount of Defaulted Receivables as of the end of month m - Outstanding Amount of Refinanced Defaulted Receivables as of the end of month m - Outstanding Amount of Net Miscellaneous Receivables as of the end of month m -

Outstanding Amount of Refinanced Net Miscellaneous Receivables as of the end of month m]

Turnover (m) =	The aggregated gross Sold Receivables and Refinanced Sold Receivables sold during the relevant period VAT included

Loss ratio (m) =	average within the 3 last calendar months of the Defaulted ratio

Defaulted Receivables (m) =	Sold Receivables and Refinanced Sold Receivales that became Defaulted Receivables and Refinanced Defaulted Receivales during the relevant month

Defaulted ratio (m)	(Defaulted Receivables (m) + Refinanced Defaulted Receivables (m) ) / Turnover (m-[X+1])

Defaulted Volatility Factor	standard deviation over twelve past months (including the month m) of the Defaulted ratios multiplied by 1,96

Floor Reserve Rate (m) =	{Maximum [sum of the Receivables for Financing on the 5 Debtors Groups with the largest Receivables for Financing who are non rated or non investment grade; sum of the Receivables for Financing of the 4 Debtors Groups with the largest Receivables for Financing who are rated BB-to BB+; sum of the Receivables for Financing of the 3 Debtors Groups with the largest Receivables for Financing rated BBB-to BBB+; +; sum of the Receivables for Financing of the 2 Debtors Groups with the largest Receivables for Financing rated A- to A+; / (Outstanding Amount of Eligible Receivables as of “m” + Outstanding Amount of Refinanced Eligible Receivables as of “m”)

Receivables for Financing =	Aggregated amount of the Outstanding Amount of Eligible Receivables and Outstanding Amount of Refinanced Eligible Receivables, on the relevant Assessment Date

Debtors Group =	means a group of debtors for which a parent company owns 50% + 1% of voting rights.

(**)	Theoretical DSO corresponds to the average theoretical condition of payment of invoicing as provided by the Seller and the Refinanced Seller at each follow up audit
(***) Loss horizon is equal to theoretical DSO plus the Defaulted Receivables period plus 5 days.
2.	Dilution Reserve

- Dilution horizon:	1 month (****)

- Stress factor (SF):	2,25

Dilution reserve (m) =	[{SF * ED} + {DS — ED}*{DS/ED}] * DHR (m)

Expected Dilution (ED) =	average Dilution ratio within the last 12 months

Dilution ratio (m) =	Net Credit Notes (m) / Turnover (m-1)

Net credit notes (m) =	new Credit Notes issued during the relevant month, based on the reporting template filled monthly by each seller and the Refinanced Seller, excluding any Miscellaneous Accounting Credit Entries

Dilution Spike (DS) =	Maximum Dilution ratio within the last 12 months

Dilution horizon ratio (DHR) =	Turnover (m) / [Outstanding Amount of Sold Receivables as of the end of month m - Outstanding Amount of Defaulted Receivables as of the end of month m — Outstanding Amount of Net Miscellaneous Receivables as of the end of month m + Outstanding Amount of Refinanced Sold Receivables as of the end of month m - Outstanding Amount of Refinanced Defaulted Receivables as of the end of month m - Outstanding Amount of Refinanced Net Miscellaneous Receivables as of the end of month m]

(****)	Dilution horizon is equal to the estimated average amount of time elapsed from the creation of an Eligible Receivable and a Refinanced Eligible Receivable to the issuance of a Credit Note pertaining thereto.

4.	YER Reserve
YER Reserve (m) = Maximum Consolidated YERŒ (m) / [Outstanding Amount of Sold Receivables as of the end of month m — Outstanding Amount of Defaulted Receivables as of the end of month m — Outstanding Amount of Net Miscellaneous Receivables as of the end of month m + Outstanding Amount of Refinanced Sold Receivables as of the end of month m - Outstanding Amount of Refinanced Defaulted Receivables as of the end of month m - Outstanding Amount of Refinanced Net Miscellaneous Receivables as of the end of month m]
Œ Consolidated YER declared in the Assessment Report
5.	Customer / Supplier Reserve
Customer / Supplier Reserve (m) = Customer — Suppliers outstanding (m) / [Outstanding Amount of Sold Receivables as of the end of month m — Outstanding Amount of Defaulted Receivables as of the end of month m — Outstanding Amount of Net Miscellaneous Receivables as of the end of month m + Outstanding Amount of Refinanced Sold Receivables as of the end of month m — Outstanding Amount of Refinanced Defaulted Receivables as of the end of month m — Outstanding Amount of Refinanced Net Miscellaneous Receivables as of the end of month m]
 Customer- Suppliers outstanding such as declared in the Assessment Report
6.	Discount reserve rate
Discount reserve rate = Discount Reserve (1) / [Outstanding Amount of Sold Receivables on such Settlement Date (2) — Outstanding Amount of Defaulted Receivables on such Settlement Date (3) — Outstanding Amount of Net Miscellaneous Receivables on such Settlement Date + Outstanding Amount of Refinanced Sold Receivables as of the end of month m - Outstanding Amount of Refinanced Defaulted Receivables as of the end of month m — Outstanding Amount of Refinanced Net Miscellaneous Receivables as of the end of month m]
With:
 (1) The Discount Reserve is defined in schedule 1 of the General Master Purchase Agreement.
 (2) Taking into account Purchasable Receivables to be purchased on such Settlement Date
 (3) Excluding any such receivables that, after becoming Doubtful Receivables, have been repurchased.
7.	Exchange Rate Reserve
Exchange Rate Reserve = Exchange Rate Probability * [Outstanding Amount of Sold Receivables in GBP on such Settlement Date / Outstanding Amount of Sold Receivables on such Settlement Date + Outstanding Amount of Refinanced Sold Receivables on such Settlement Date]
Exchange Rate Probability = mean + 2 * standard deviation
The mean and the standard deviation are calculated on the historical 15-day % of change over the last 5 years of the GBP vs Euro currency rate, following a lognormal statistic rule.
The Exchange Rate Probability shall be updated semi annually by the Agent, based on the information received from the Calculation Agent.

SCHEDULE 2 CALCULATION OF THE SUBORDINATED DEPOSIT
On each Settlement Date during the Replenishment Period:

Subordinated Deposit =	Overcollateralisation Rate, * [Outstanding Amount of Sold Receivables on such Settlement Date (1) + Outstanding Amount of Refinanced Sold Receivables on such Settlement Date — Outstanding Amount of Defaulted Receivables on such Settlement Date (2) — Outstanding Amount of Refinanced Defaulted Receivables on such Settlement Date — Outstanding Amount of Net Miscellaneous Receivables on such Settlement Date — Outstanding Amount of Refinanced Net Miscellaneous Receivables on such Settlement Date];

+	Outstanding Amount of Defaulted Receivables on such Settlement Date (2)

+	Outstanding Amount of Refinanced Defaulted Receivables on such Settlement Date(2)

+	Outstanding Amount of Net Miscellaneous Receivables (3) on such Settlement Date

+	Outstanding Amount of Refinanced Net Miscellaneous Receivables (3) on such Settlement Date.

(1)	Taking into account Refinanced Purchasable Receivables and Purchasable Receivables to be purchased on such Settlement Date.

(2)	Excluding any such receivables that, after becoming Doubtful Receivables or Refinanced Doubtful Receivables, have been repurchased.

(3)	As long as the sum of the Outstanding Amount of Net Miscellaneous Receivables and the Outstanding Amount of Refinanced Net Miscellaneous Receivables is positive.

SCHEDULE 3 CALCULATION OF THE SUBORDINATED DEPOSIT FEE
On each Funded Settlement Date, during the Replenishment Period, the Subordinated Deposit Fee due and payable shall be equal to the sum of:
the Subordinated Deposit Fee Component calculated on the Calculation Date preceding such Funded Settlement Date and the Subordinated Deposit Fee Component calculated on the Calculation Date preceding the last Intermediary Settlement Date in accordance with schedule 18C of the General Master Purchase Agreement.